Exhibit 99.1

Medifirst Solutions Announces Update Regarding Sales and Operations

FREEHOLD, NJ—(Marketwired - Oct 17, 2016) -  MEDIFIRST SOLUTIONS, INC. (OTCQB: MFST) (the "Company" or "Medifirst") would like to update shareholders regarding recent company developments regarding its FDA cleared Infrared Time Machine TTML-8102000 Laser Thermal Therapeutic Device.

Medifirst is pleased to announce that it anticipates completing its FDA mandated internal controls and compliance procedures within the next 30 days. Additionally, the Company has completed setting up its sales and training operation in its new location in Marlboro, New Jersey and has begun to hire a sales force to initiate sales and set up events to introduce the Time Machine Laser to healthcare professionals. Commented President Bruce J. Schoengood, "We are excited to be initiating sales, which we expect to begin Q1 2017 and the company is now fast-tracked to completing all internal compliance, setting up sales infrastructure and purchasing additional inventory and accessories to initiate sales." Fifty additional laser units, with an anticipated wholesale value of approximately $500,000, have been ordered for the initial sales roll-out. In addition, custom cases have been designed and ordered. Regarding international sales, Medifirst is pleased to announce that it currently has a Sales Director setting up sales operations and territories including compliance in Dubai, various Mid-East countries, Morocco, Spain and Africa. Commented CEO Schoengood, "The initial reaction to our Laser in the International Market has been extremely positive and we are committed to providing the resources and personnel necessary to build an international brand. Our price point and manufacturing cost will allow us to be very competitive in the global marketplace." The Company appreciates the patience of its shareholders and supporters during this exciting time and will continue to provide updates in the upcoming days and weeks.

About Medifirst Solutions, Inc.
Medifirst Solutions, Inc., in response to its Premarket Notification 510(k) submission for "The Time Machine" Series Laser, received clearance from the U.S. Food and Drug Administration ("FDA") to market its infrared Time Machine TTML-8102000 Laser Thermal Therapeutic Device. The Time Machine Series Lasers Model TTML-8102000 - 810/830nm is intended for use in temporary relief of minor muscle and joint pain, stiffness, minor arthritis pain, muscle spasm, temporary increase in local blood circulation and temporary relaxation of muscles by means of topical elevated tissue temperature from infrared spectral emissions. Due to the decrease of inflammation, patients have seen immediate aesthetic improvements as well, such as in scar and incision healing. The hand-held laser device, with pinpoint accuracy, often gives patients immediate results with no redness, swelling or down-time. This unique laser device offers medical professionals an affordable and effective tool to enhance their treatment protocols for their patients and provide new revenue streams for their practice. The laser division will be operated out of Medifirst's wholly owned subsidiary, Medical Lasers Manufacturer. Visit www.medifirstsolutions.com for more information.

Forward-Looking Statements:
The statements in this press release that relate to the company's expectations with regard to the future impact on the company's results from new products in development are forward-looking statements, and may involve risks and uncertainties, some of which are beyond our control. Such risks and uncertainties are described in greater detail in our filings with the U.S. Securities and Exchange Commission. Since the information in this press release may contain statements that involve risk and uncertainties and are subject to change at any time, the company's actual results may differ materially from expected results. We make no commitment to disclose any subsequent revisions to forward-looking statements. This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity.

Contact:
Investor Relations
Phone: (732) 786-8044
Email: admin@medifirstsolutions.com
Website: www.medifirstsolutions.com